Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS 16% NET SALES GROWTH
IN THIRD QUARTER;

EARNINGS PER SHARE DOUBLE TO $.71 BEFORE RESTRUCTURING ACTIVITIES;

COMPANY RAISES FULL YEAR NET SALES AND EPS ESTIMATES

New York, NY, May 5, 2011 - The Estée Lauder Companies Inc. (NYSE: EL) today reported strong financial results for the third quarter ended March 31, 2011, compared with the prior-year period.  The Company had net sales of $2.17 billion, a 16% increase compared with $1.86 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales increased 15% from a year ago.  The Company reported net earnings for the quarter of $124.7 million, compared with $57.5 million last year.  Diluted net earnings per common share rose to $.62, compared with $.28 reported in the prior year.  All mention of net earnings in the body of this release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2011 third quarter results included returns and charges associated with restructuring activities of $23.5 million ($17.9 million after tax), equal to $.09 per diluted common share.  Excluding these returns and charges, and those included in the fiscal 2010 third quarter, net sales for the three months ended March 31, 2011 increased 16% to $2.17 billion and net earnings more than doubled to $142.6 million.  Diluted net earnings per common share rose over 100% to $.71 versus a comparable $.34 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

Fabrizio Freda, President and Chief Executive Officer, said, “Our results for the quarter and year to date continue to validate our strategic direction. Our focus on building enduring brand equities and on serving the global demand for prestige quality products and high-touch services is clearly resonating with consumers.

“Our broad and well differentiated portfolio of brands, product categories and geographies gives us the flexibility to take advantage of opportunities in stronger environments to compensate for challenges that may arise in other areas of the world.  This is reflected in our results this quarter across our brands, regions and channels. With our fiscal year drawing to a close, we have the confidence to raise our full-year diluted earnings estimate to $3.55 to $3.65 per share.”

The recent tragic disasters that occurred in Japan did not have a material impact on the Company’s results for the quarter ended March 31, 2011.  At this time, the Company estimates the Japan disasters will have a full fiscal year negative impact on total Company sales of about half a percentage point.  The Company believes negative effects will continue at least for the next six to nine months and will monitor the situation and reassess its estimates should conditions change.

During the quarter, the Company’s performance was better than anticipated, due to stronger overall business, particularly from the Company’s largest brands, as well as from a weaker U.S. dollar.  Additionally, in advance of the Company’s April 2011 implementation of SAP at certain of its affiliates and to provide adequate safety stock to mitigate any potential short-term business interruption associated with the rollout, some international retailers, primarily in Europe, increased their orders towards the end of the quarter.  Those additional orders, amounted to approximately $42 million in sales that would have likely occurred in the Company’s fiscal fourth quarter.  The higher results also reflect a favorable comparison to the prior-year period, which included a charge for returns related to the Company’s long-term perfumery strategy in the Europe, the Middle East & Africa region of approximately $31 million.  The Company’s strategic modernization initiative, including the rollout of SAP, is part of a broader plan to modernize the Company’s systems and infrastructure.  The Company is pleased with the success and results of the initiatives that have been implemented to date.

The Company posted strong across-the-board sales gains in its geographic regions and major product categories.  Sales also increased in all major product categories within each region.  These results reflect solid increases from higher-margin product launches and the positive impact of more effective advertising spending.

During the quarter, the Company made substantial progress on its previously stated strategic goals with a solid improvement in cost of sales and operating expenses as a percentage of net sales.  All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs.  In connection with the long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $48 million during the quarter.  As a percentage of net sales, advertising, merchandising and sampling expenses increased to support the Company’s biggest innovations, while most other operating expenses were lower.

During the quarter, the Company recorded approximately $36 million of charges for the impairment of goodwill and other intangible assets related to the Ojon brand that negatively impacted operating results.

Results by Product Category

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2011	2010	Reported Basis	Local Currency	2011	2010	Reported Basis

Skin Care	$933.4	$819.8	14%	12%	$137.1	$100.0	37%
Makeup	878.2	710.8	24	22	128.3	58.7	100+
Fragrance	232.0	222.8	4	2	(7.5)	(17.5)	57
Hair Care	110.0	96.1	14	14	(23.8)	2.7	(100)+
Other	12.8	12.7	1	—	(1.5)	(1.1)	(36)
Subtotal	2,166.4	1,862.2	16	15	232.6	142.8	63
Returns and charges associated with restructuring activities	(0.7)	(2.2)			(23.5)	(16.5)
Total	$2,165.7	$1,860.0	16%	15%	$209.1	$126.3	66%

In the quarter, net sales and operating results were favorably impacted by the additional orders from retailers mentioned above, primarily in the following product categories:

•                  Net sales: Skin care, approximately $16 million; makeup, approximately $17 million; fragrance, approximately $6 million.

•                  Operating results: Skin care, approximately $11 million; makeup, approximately $13 million; fragrance, approximately $4 million.

Skin Care

•                  The skin care category is a strategic priority for the Company.  The Company gained share in this category during the quarter in certain countries, in the stores where its products are sold.

•                  Across each region, the Estée Lauder brand had strong sales from the recent launches of Advanced Night Repair Eye Synchronized Complex and the Re-Nutriv Ultimate Lift Age-Correcting Collection.

•                  Contributing to the increased sales were the successful recent launches of Repairwear Laser Focus Wrinkle & UV Damage Corrector and Even Better Clinical Dark Spot Corrector from Clinique.

•                  La Mer generated strong sales growth in the quarter reflecting the recent product launches of The Radiant Serum and The Eye Balm Intense and an improvement in the luxury retail environment.  The launch of Plantscription Anti-aging Serum by Origins also contributed incremental sales.

•                  These sales gains were partially offset by lower sales from existing products.

•                  Operating income increased sharply, primarily reflecting improved results from certain of the Company’s heritage brands, driven by increased net sales from higher-margin product launches.

Makeup

•                  Makeup net sales growth reflected strong increases primarily from the Company’s makeup artist brands and certain heritage brands, as well as incremental sales from the acquisition of the Smashbox brand on July 1, 2010.

•                  The higher makeup sales reflected increases across a broad range of products, such as the recent launches of new Pure Color eye and lip products from Estée Lauder and Chubby Stick Lip Colour Balms from Clinique.

•                  The makeup product category reflects a favorable comparison to the prior-year period, which included the aforementioned charge related to the Company’s long-term perfumery strategy in the Europe, the Middle East & Africa region of approximately $27 million.

•                  Makeup operating income increased over 100%, primarily reflecting improved results from certain of the Company’s heritage brands and from its makeup artist brands.  The higher results also reflect the favorable comparison to the prior year attributable to the charge described above.

Fragrance

•                  Incremental sales were generated from the recent launches of Coach Poppy, Hilfiger Loud for Her and Estée Lauder pleasures bloom.  Higher fragrance sales from the Jo Malone and Tom Ford luxury brands, as well as from Clinique contributed to the category’s growth.

•                  Partially offsetting these increases were lower sales of pureDKNY and DKNY Candy Apples, which launched in the prior-year.

•                  We anticipate future net sales growth in this category to reflect the Company’s efforts to improve profitability through a more strategically focused approach to investment spending, as well as competitive dynamics.

•                  Fragrance operating loss improved, primarily reflecting higher net sales of designer fragrances and recent product launches, cost reductions and a more strategically focused approach to support spending on successful launches and classics, and in markets with the greatest potential.

Hair Care

•                  Hair care net sales increased primarily from the recent launch of Control Force and Be Curly Style Prep from Aveda, as well as incremental sales from expanded global distribution.

•                  These improvements were partially offset by lower net sales resulting from the reformulation and anticipated re-launch of Ojon brand products.

•                  Hair care operating results decreased, reflecting goodwill and other intangible asset impairment charges related to the Ojon brand of approximately $33 million, which was partially offset by increased sales from higher-margin product launches and expanded distribution.

Results by Geographic Region

	Three Months Ended March 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
(Unaudited; Dollars in millions)	2011	2010	Reported Basis	Local Currency	2011	2010	Reported Basis
The Americas	$928.9	$829.1	12%	12%	$54.7	$26.3	100 +%
Europe, the Middle East & Africa	794.7	662.0	20	19	115.8	77.3	50
Asia/Pacific	442.8	371.1	19	13	62.1	39.2	58
Subtotal	2,166.4	1,862.2	16	15	232.6	142.8	63
Returns and charges associated with restructuring activities	(0.7)	(2.2)			(23.5)	(16.5)
Total	$2,165.7	$1,860.0	16%	15%	$209.1	$126.3	66%

In the quarter, net sales and operating income in the Company’s geographic regions were favorably impacted by the additional orders from retailers mentioned above, as follows:

•                  Net sales: Europe, the Middle East & Africa, approximately $36 million; Asia/Pacific, approximately $6 million.

•                  Operating income: Europe, the Middle East & Africa, approximately $26 million; Asia/Pacific, approximately $5 million.

The Americas

•                  Net sales growth in the region was primarily attributable to higher sales in the United States.  The improvement reflects double-digit net sales increases from the Company’s makeup artist brands and solid growth from certain heritage brands.

•                  The higher sales also reflect the inclusion of the Smashbox brand and double-digit gains in Latin America.  These increases were partially offset by lower sales in Canada, attributable to the actions being taken at Ojon.

•                  Sales of the Company’s products online increased double digits, while results in other channels were mixed.

•                  Operating income in the Americas increased over 100%, reflecting the strong sales gains, which were partially offset by goodwill and other intangible asset impairment charges related to the Ojon brand of approximately $36 million.

Europe, the Middle East & Africa

•                  In constant currency sales increased in nearly all countries in the region.

•                  The Company’s travel retail business generated strong double-digit net sales growth during the quarter, resulting from successful product launches and increased distribution.  This reflects both an improvement in global airline passenger traffic and stronger conversion of shoppers into buyers, driven by improved marketing and distribution. Travel retail continues to leverage the strategic investment spending in local markets and benefit from the increase in international travelers, particularly in Asia.

•                  In constant currency, double-digit net sales growth was recorded in a number of countries, led by the United Kingdom, Germany, France, Nordic and Benelux.  Strong sales growth was also posted in Italy, Turkey and the Middle East.  Net sales in Spain and the Balkans declined in the quarter.

•                  The Company estimates that it gained share in certain countries in its points of distribution in this region during the quarter.

•                  The higher results reflect a favorable comparison to the prior-year period, which included the aforementioned charge related to the Company’s long-term perfumery strategy of approximately $31 million.

•                  The higher operating income in the region reflected the favorable comparison to the prior-year period, which included the charge mentioned above related to the Company’s long-term perfumery strategy.  Higher results were also generated in France and Benelux.  Partially offsetting the overall growth was an increase in strategic investment spending and lower results in Russia, the Middle East and Spain.

Asia/Pacific

•                  The Company generated solid local currency sales growth in this region, with most countries posting increases.

•                  The strongest gains were generated in China, Hong Kong, Singapore, Korea and Malaysia.  Sales in Japan declined during the quarter reflecting continued softness.  The disasters in Japan did not have a material impact on the current quarter results.

•                  The Company estimates that for the quarter it gained share in the Asia region within its points of distribution.

•                  Operating income in the region rose, with virtually all countries showing improved results, led by China, Hong Kong, Singapore, Malaysia and Korea.

Nine-Month Results

•                  For the nine months ended March 31, 2011, the Company reported net sales of $6.75 billion, a 13% increase from $5.96 billion in the comparable prior-year period.  The impact of foreign currency translation on net sales was immaterial.  Sales included approximately $42 million related to the additional orders from retailers previously discussed.

•                  On a reported basis, as well as in constant currency, net sales grew in each geographic region and major product category.  Sales also increased in all major product categories within each region.

•                  The Company reported net earnings of $659.7 million for the nine months, a 45% increase from the $454.4 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2011 increased 44% to $3.28, compared with $2.27 reported in the same prior-year period.

•                  The fiscal 2011 nine-month results included returns and charges associated with restructuring activities of $47.4 million ($33.1 million after tax), equal to $.17 per diluted common share.  Excluding these returns and charges, and those included in the fiscal 2010 nine-month results, net sales for the nine months ended March 31, 2011 increased 13% to $6.75 billion, net earnings rose 40% to $692.8 million and diluted net earnings per common share rose 40% to $3.45, versus a comparable $2.47 in the prior-year period.

Cash Flows

•                  For the nine months ended March 31, 2011, net cash flows provided by operating activities were $727.6 million, compared with $798.2 million in the prior-year period.

•                  The decrease primarily reflected higher levels of accounts receivable balances, resulting from increased net sales during the current-year period and the timing of collections, as well as higher accounts payable cash outflows. Partially offsetting these decreases were higher net earnings, as well as the timing and level of tax payments and higher advertising, merchandising and sampling accruals.

•                  While the Company continues to focus on inventory management, days of inventory at March 31, 2011 were higher compared to March 31, 2010.  This increase reflects the building of inventory to support near-term sales growth and improve service levels.

•                  During the nine months, the Company used cash on hand primarily for the purchase of the Smashbox brand, the repurchase of shares of the Company’s Class A Common Stock and capital expenditures.  Cash on hand was also used for the payment of the annual dividend, which increased 36% per share over the previous dividend rate.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near- and long-term basis.

Outlook for Fiscal 2011 Full Year

During the balance of the fiscal year, the Company expects to significantly increase global advertising spending on new initiatives and impactful product launches.

The Company continuously monitors and evaluates existing, as well as developing challenges and risks that may affect its businesses in either the near or long term.  Those risks include, in part, volatile economic and political uncertainties, consumer confidence and spending, legal and regulatory issues and foreign currency fluctuations.  The Company’s outlook in the Americas, as well as certain European countries, remains cautious, reflecting the uncertainty or softening of certain retail environments in these regions.  In Asia/Pacific, the disasters in Japan are expected to negatively impact full fiscal year diluted earnings per share by approximately $.05.  The Company believes that negative market conditions in Japan will continue for at least the next six to nine months, however, at this time it cannot predict with certainty the magnitude of the impact and will continue to monitor the situation.

•                  Net sales are now forecasted to grow between 10% and 11% in constant currency.

•                  Foreign currency translation is expected to positively impact sales by approximately 1% versus the prior-year period.

•                  The Company projects diluted net earnings per share, including charges associated with restructuring activities, to be between $3.32 and $3.46.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2011 of between $60 million and $70 million, equal to approximately $.19 to $.23 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $3.55 and $3.65.

•                  On a product category basis, in constant currency, skin care and makeup are expected to be the leading sales growth categories, followed by fragrance and hair care.

•                  Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by the Americas and Asia/Pacific.

•                  In connection with its long-term strategic plan, as well as certain ongoing initiatives, the Company now expects to realize savings of approximately $190 million during fiscal 2011.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2011 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)                increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)                the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)                consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)                destocking and tighter working capital management by retailers;

(5)                the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)                shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)                social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)                changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)                foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)          changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)          shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)          real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)          changes in product mix to products which are less profitable;

(14)          the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)          the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)          consequences attributable to the events that are currently taking place in the Middle East, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)          the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)          additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach, Ojon and Smashbox.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	March 31		Percent	March 31		Percent
	2011	2010	Change	2011	2010	Change

Net Sales (A)	$2,165.7	$1,860.0	16%	$6,749.4	$5,955.7	13%
Cost of Sales (A)	482.6	444.6		1,511.8	1,415.1
Gross Profit	1,683.1	1,415.4	19%	5,237.6	4,540.6	15%

Gross Margin	77.7%	76.1%		77.6%	76.2%

Operating expenses:
Selling, general and administrative	1,415.9	1,276.6		4,136.9	3,708.7
Restructuring and other special charges (A)	21.8	12.5		39.6	40.0
Goodwill impairment (B)	29.3	—		29.3	16.6
Impairment of other intangible assets (C)	7.0	—		7.0	29.0
	1,474.0	1,289.1	14%	4,212.8	3,794.3	11%
Operating Expense Margin	68.1%	69.3%		62.4%	63.7%

Operating Income	209.1	126.3	66%	1,024.8	746.3	37%

Operating Income Margin	9.6%	6.8%		15.2%	12.5%

Interest expense, net	15.8	18.2		48.0	57.7
Earnings before Income Taxes	193.3	108.1	79%	976.8	688.6	42%

Provision for income taxes	68.2	50.2		316.2	231.2
Net Earnings	125.1	57.9	100+%	660.6	457.4	44%

Net earnings attributable to noncontrolling interests	(0.4)	(0.4)		(0.9)	(3.0)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$124.7	$57.5	100+%	$659.7	$454.4	45%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.63	$.29	100+%	$3.35	$2.30	45%
Diluted	.62	.28	100+%	3.28	2.27	44%

Weighted average common shares outstanding:
Basic	197.7	198.0		197.0	197.4
Diluted	202.0	201.8		201.1	200.1

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges, inclusive of cumulative charges recorded to date and over the next few fiscal years, totaling between $350 million and $450 million, before taxes.

During the nine months ended March 31, 2011 and March 31, 2010, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.

Restructuring and other special charges -  Three months ended March 31, 2011 and 2010

For the three months ended March 31, 2011 and 2010, aggregate restructuring charges of $20.3 million and $10.4 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the three months ended March 31, 2011 and 2010 of $1.5 million and $2.1 million, respectively, related to consulting and other professional services and accelerated depreciation.

During the three months ended March 31, 2011, the Company recorded $0.7 million, reflecting sales returns (less a related cost of sales of $0.3 million) and a write-off of inventory of $1.3 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

During the three months ended March 31, 2010, the Company recorded $2.2 million, reflecting sales returns and $1.8 million for the write-off of inventory associated with exiting unprofitable operations.

Total charges associated with restructuring activities included in operating income for the three months ended March 31, 2011 and 2010, were $23.5 million and $16.5 million, respectively.

Restructuring and other special charges - Nine months ended March 31, 2011 and 2010

For the nine months ended March 31, 2011 and 2010, aggregate restructuring charges of $32.7 million and $31.0 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the nine months ended March 31, 2011 and 2010 of $6.9 million and $9.0 million, respectively, related to consulting and other professional services and accelerated depreciation.

During the nine months ended March 31, 2011, the Company recorded $2.2 million, reflecting sales returns (less a related cost of sales of $0.8 million) and a write-off of inventory of $6.4 million associated with turnaround operations, primarily related to the reformulation of Ojon brand products.

For the nine months ended March 31, 2010, the Company recorded $13.3 million, reflecting sales returns (less a related cost of sales of $2.2 million) and a write-off of inventory of $8.0 million associated with exiting unprofitable operations.

Total charges associated with restructuring activities included in operating income for the nine months ended March 31, 2011 and 2010 were $47.4 million and $59.1 million, respectively.

(B) The Company performs annual impairment tests for each of its reporting units.  In addition, the Company may perform interim impairment tests as a result of changes in circumstances and certain financial indicators.  Such tests may conclude that the carrying value of certain assets exceed their estimated fair values, resulting in the recognition of impairment charges.

During the third quarter of fiscal 2011, the Ojon reporting unit reassessed and subsequently altered the timing of new market initiatives, including the rollout of reformulated product lines and certain components of its future international expansion plans, resulting in revisions to its internal forecasts.  The Company concluded that these changes in circumstances in the Ojon reporting unit triggered the need for an interim impairment review of its goodwill.  The Company completed an interim impairment test for the goodwill and recorded an impairment charge for the remaining goodwill of $29.3 million, at the exchange rate in effect at that time.  This impairment charge was reflected in the hair care and skin care product categories and in the Americas region.

During the second quarter of fiscal 2010, the Company recorded a goodwill impairment charge related to the Ojon reporting unit of $16.6 million.

(C) During the third quarter of fiscal 2011, the Company also completed an interim impairment test related to the Ojon reporting unit trademark and recorded a trademark impairment charge of $7.0 million. This impairment charge was reflected in the hair care and skin care product categories and in the Americas region.

During the second quarter of fiscal 2010, the Company recognized impairment charges for Ojon of $6.0 million for its trademark and $17.2 million for its customer list.  Also during the second quarter of fiscal 2010, the Company recorded an impairment charge of $5.8 million related to the Darphin trademark.

This earnings release includes some non-GAAP financial measures relating to returns and charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the returns and charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Three Months Ended
	March 31, 2011			March 31, 2010			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,165.7	$0.7	$2,166.4	$1,860.0	$2.2	$1,862.2	16%
Cost of sales	482.6	(1.0)	481.6	444.6	(1.8)	442.8

Gross Profit	1,683.1	1.7	1,684.8	1,415.4	4.0	1,419.4	19%
Gross Margin	77.7%		77.7%	76.1%		76.2%

Operating expenses	1,474.0	(21.8)	1,452.2	1,289.1	(12.5)	1,276.6	14%

Operating Expense Margin	68.1%		67.0%	69.3%		68.5%

Operating Income	209.1	23.5	232.6	126.3	16.5	142.8	63%
Operating Income Margin	9.6%		10.7%	6.8%		7.7%

Provision for income taxes	68.2	5.6	73.8	50.2	5.1	55.3
Net Earnings Attributable to The Estée Lauder Companies Inc.	124.7	17.9	142.6	57.5	11.4	68.9	100+%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.62	.09	.71	.28	.06	.34	100+%

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Nine Months Ended March 31, 2011			Nine Months Ended March 31, 2010			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$6,749.4	$2.2	$6,751.6	$5,955.7	$13.3	$5,969.0	13%
Cost of sales	1,511.8	(5.6)	1,506.2	1,415.1	(5.8)	1,409.3

Gross Profit	5,237.6	7.8	5,245.4	4,540.6	19.1	4,559.7	15%
Gross Margin	77.6%		77.7%	76.2%		76.4%

Operating expenses	4,212.8	(39.6)	4,173.2	3,794.3	(40.0)	3,754.3	11%

Operating Expense Margin	62.4%		61.8%	63.7%		62.9%

Operating Income	1,024.8	47.4	1,072.2	746.3	59.1	805.4	33%
Operating Income Margin	15.2%		15.9%	12.5%		13.5%

Provision for income taxes	316.2	14.3	330.5	231.2	20.0	251.2
Net Earnings Attributable to The Estée Lauder Companies Inc.	659.7	33.1	692.8	454.4	39.1	493.5	40%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	3.28	.17	3.45	2.27	.20	2.47	40%

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months		Percent Change		Nine Months		Percent Change
	Ended March 31		Reported	Local	Ended March 31		Reported	Local
	2011	2010	Basis	Currency	2011	2010	Basis	Currency
NET SALES
By Region:
The Americas	$928.9	$829.1	12%	12%	$2,914.1	$2,638.3	10%	11%
Europe, the Middle East & Africa	794.7	662.0	20	19	2,468.9	2,159.4	14	17
Asia/Pacific	442.8	371.1	19	13	1,368.6	1,171.3	17	11
Subtotal	2,166.4	1,862.2	16	15	6,751.6	5,969.0	13	13
Returns associated with restructuring activities	(0.7)	(2.2)			(2.2)	(13.3)
Total	$2,165.7	$1,860.0	16%	15%	$6,749.4	$5,955.7	13%	13%

By Product Category:
Skin Care	$933.4	$819.8	14%	12%	$2,820.3	$2,455.9	15%	14%
Makeup	878.2	710.8	24	22	2,554.6	2,244.4	14	14
Fragrance	232.0	222.8	4	2	1,014.1	917.8	10	12
Hair Care	110.0	96.1	14	14	316.1	304.0	4	4
Other	12.8	12.7	1	—	46.5	46.9	(1)	(1)
Subtotal	2,166.4	1,862.2	16	15	6,751.6	5,969.0	13	13
Returns associated with restructuring activities	(0.7)	(2.2)			(2.2)	(13.3)
Total	$2,165.7	$1,860.0	16%	15%	$6,749.4	$5,955.7	13%	13%

OPERATING INCOME (LOSS)
By Region:
The Americas	$54.7	$26.3	100 +%		$256.7	$193.1	33%
Europe, the Middle East & Africa	115.8	77.3	50		556.1	401.0	39
Asia/Pacific	62.1	39.2	58		259.4	211.3	23
Subtotal	232.6	142.8	63		1,072.2	805.4	33
Charges associated with restructuring activities	(23.5)	(16.5)			(47.4)	(59.1)
Total	$209.1	$126.3	66%		$1,024.8	$746.3	37%

By Product Category:
Skin Care	$137.1	$100.0	37%		$547.2	$414.2	32%
Makeup	128.3	58.7	100 +		423.4	334.2	27
Fragrance	(7.5)	(17.5)	57		115.7	60.0	93
Hair Care	(23.8)	2.7	(100)+		(9.8)	(7.8)	(26)
Other	(1.5)	(1.1)	(36)		(4.3)	4.8	(100)+
Subtotal	232.6	142.8	63		1,072.2	805.4	33
Charges associated with restructuring activities	(23.5)	(16.5)			(47.4)	(59.1)
Total	$209.1	$126.3	66%		$1,024.8	$746.3	37%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31	June 30	March 31
	2011	2010	2010
ASSETS
Current Assets
Cash and cash equivalents	$1,099.0	$1,120.7	$1,381.2
Accounts receivable, net	1,249.6	746.2	978.8
Inventory and promotional merchandise, net	889.3	826.6	784.5
Prepaid expenses and other current assets	472.6	427.5	397.9
Total Current Assets	3,710.5	3,121.0	3,542.4

Property, Plant and Equipment, net	1,087.2	1,023.6	1,012.5
Other Assets	1,398.8	1,191.0	1,239.1
Total Assets	$6,196.5	$5,335.6	$5,794.0

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$144.7	$23.4	$21.7
Accounts payable	373.5	425.2	355.0
Other current liabilities	1,456.3	1,123.6	1,270.6
Total Current Liabilities	1,974.5	1,572.2	1,647.3

Noncurrent Liabilities
Long-term debt	1,082.8	1,205.0	1,395.9
Other noncurrent liabilities	610.4	593.0	650.6
Total Noncurrent Liabilities	1,693.2	1,798.0	2,046.5

Total Equity	2,528.8	1,965.4	2,100.2
Total Liabilities and Equity	$6,196.5	$5,335.6	$5,794.0

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2011	2010
Cash Flows from Operating Activities
Net earnings	$660.6	$457.4
Depreciation and amortization	212.6	196.8
Deferred income taxes	(8.1)	(28.7)
Goodwill and intangible asset impairments	36.3	45.6
Other items	46.0	45.2
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(433.9)	(132.5)
Decrease (increase) in inventory and promotional merchandise, net	(0.4)	4.0
Increase in other assets, net	(57.7)	(18.9)
Increase in accounts payable and other liabilities	272.2	229.3
Net cash flows provided by operating activities	$727.6	$798.2

Capital expenditures	223.9	161.4
Payments to acquire treasury stock	346.6	147.7
Dividends paid	148.0	109.1
Acquisition of businesses and other intangible assets	256.1	9.3

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